Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Westport Resources Corporation 2000 Stock Incentive Plan, Westport Resources Corporation 2000 Directors' Stock Option Plan, Westport Resources Corporation 2000 Stock Option Plan, Belco Oil & Gas Corp. 1996 Non-Employee Directors' Stock Option Plan, and Belco Oil & Gas Corp. 1996 Stock Incentive Plan of our report dated March 3, 2004, with respect to the consolidated financial statements and schedule of Kerr-McGee Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ERNST & YOUNG LLP

Oklahoma City, Oklahoma
June 25, 2004